UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Items.

To give the Company (as defined herein) greater flexibility in assessing alternatives for meeting its project financing needs, and to enable the Company to time drawdowns on such financing to its advantage, on June 7, 2016, Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”) and Kien Huat Realty III Limited (“Kien Huat”), Empire’s largest stockholder, entered into a letter agreement (the “June 2016 Kien Huat Commitment”) concerning the additional financing needed to complete the construction of the Montreign Resort Casino (the “Casino Project”). The Casino Project, is being developed by Montreign Operating Company, LLC, a wholly-owned subsidiary of Empire, on the site of Adelaar Resort in Sullivan County, New York (“Adelaar”). Pursuant to the June 2016 Kien Huat Commitment, Kien Huat committed to provide the Company with up to $525 million of such financing, in the form of debt and/or equity investment, necessary to complete the construction of the Casino Project that it cannot obtain from third party financing sources. The Company agreed to use commercially reasonable efforts to obtain third party financing to complete the Casino Project. In the event Kien Huat provides any financing to support the construction of the Casino Project pursuant to this June 2016 Kien Huat Commitment, Kien Huat shall be entitled to receive a funding fee of 1.75% of the amount so funded, or such other amount as may be mutually agreeable to the parties. As the Company believes it has sufficient cash on hand to finance the construction of the Casino Project through December 2016, draw down on any financing provided pursuant to this June 2016 Kien Huat Commitment could occur no earlier than September 2016. Kien Huat’s obligation to provide an additional $35 million of equity financing in the form of a rights offering (the “Follow-on Rights Offering”) pursuant to the terms described in that certain Commitment Letter, dated June 26, 2014 and last amended on September 22, 2015, is unaffected by the June 2016 Kien Huat Commitment and remains in full force and effect. The proceeds of such Follow-on Rights Offering shall also be used in support of the construction of the Casino Project and the golf course and entertainment village being developed by the Company, all of which are to be located within Adelaar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2016

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer